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                                                                     EXHIBIT 1.1

                            ARTICLES OF ASSOCIATION
                            -----------------------

                          SCHERING AKTIENGESELLSCHAFT
                          ---------------------------
                                     BERLIN
                                     ------



                                   Section I
                               General Provisions


                                   Article 1

1.   The name of the Company is Schering Aktiengesellschaft.

2.   The registered office of the Company is in Berlin.


                                   Article 2

1. The objects and purposes of the Company are the manufacture and the purchase and sale of all types of chemical products, including:

     medicinal products, pharmaceutical active ingredients and intermediate products for human and veterinary medicines; plant protection and pest control products and their active ingredients; chemical products for electroplating; industrial chemicals and plastics, dyes, lacquers and paints of all types; machinery, plant and plant-components and technical equipment and accessories for the manufacture, testing and use of the aforesaid products; extraction and purchase and sale of coal and coal products of all types; the performance of services of all types.

     The Company can carry out the objects and purposes either itself or through subsidiaries and affiliated companies.

2. The Company is entitled to conduct all business and to undertake such measures as appear necessary or useful for the achievement of the aims of the Company, such as the acquisition and disposal of real estate, the establishment of businesses and branches both in Germany and abroad, the formation of companies of the same or related type and participation in such companies, and the conclusion of joint venture and inter-company agreements.


                                   Article 3

     Company announcements are published in the Bundesanzeiger (Federal
     Gazette).
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                                   Section II
                            Share Capital and Shares


                                   Article 4


1.   The share capital of the Company is E198,000,000.

2.   It is divided into 198,000,000 shares.

3.   The share capital is conditionally increased by E11,538,462.

     The conditional capital increase will become unconditional

     a) if the holders of convertible bonds which have been issued by the Company until April 26, 2004 according to the authorization by the general shareholders' meeting held on April 27, 1999, exercise their conversion right. The new shares are entitled to share in the profit from the beginning of the year in which the conversion takes effect.

     b) if the holders of option certificates in respect of option debentures issued until April 26, 2004 by the Company or by wholly-owned (direct or indirect) affiliates of the Company according to the authorization by the general shareholders' meeting held on April 27, 1999, exercise their subscription right. The new shares are entitled to share in the profit from the beginning of the year in which they come into existence through exercise of the options.

     The conditional capital is divided into 11,538,462 shares.

4.   a)   The Executive Board is authorized to increase the share capital at any time until April 26, 2004 on one or more occasions, with the approval of the Supervisory Board, by issuing new shares for cash or for non-cash consideration, subject to a maximum increase of E85,000,000 (authorized capital). The shareholders shall be granted subscription rights to any new shares.

          The Executive Board is however authorized, with the approval of the Supervisory Board, to issue shares without offering such subscription rights:

          (aa) if the increase of the share capital for cash consideration does not in total exceed E15,000,000 and the issue price of the new shares is not significantly less than the price of the shares on the stock exchange at the time when the issue price is determined by the Executive Board; from this total amount of capital increase such amount of the conditional capital will be deducted, which is required to be used for conversion or option rights issued without subscription rights; or
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          (bb)  if the increase in capital is for the purpose of granting shares to employees or former employees of the Company or affiliated companies; or

          (cc)  if the increase in capital is for non-cash consideration; or

          (dd) to the extent that it is necessary in order to provide new shares to holders of convertible bonds or option certificates of the Company or its wholly owned subsidiaries, to which they are entitled after exercise of the conversion or option rights.

          To the extent that the Executive Board has not availed itself of the authority to exclude subscription rights, it can also, with the approval of the Supervisory Board, issue shares without offering subscription rights to shareholders to balance off any rounding-ups.

          The Executive Board is authorized, with the approval of the Supervisory Board, to decide upon any further details of the increase in share capital.

     b) The Supervisory Board is authorized to amend Article 4 of the Articles of Association to reflect any increase in share capital.

5. The Company is entitled to issue share certificates which represent several shares. Shareholders have no right to receive certificates showing their individual interest. Share certificates representing shares with a nominal value of DM 50, 100 or 1000 respectively, are deemed to be multiple share certificates representing 10, 20 or 200 shares.


                                   Article 5

The shares are bearer shares.

                                  Section III
                              The Executive Board


                                   Article 6

The Executive Board consists of several members, the number of whom is determined by the Supervisory Board.
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                                   Article 7

1. Resolutions of the Executive Board are be passed by majority voting. If a chairman has been appointed, he will have the casting vote in the event of a tie.

2. The Company is legally represented by either two Executive Board members or by one member together with one authorized signatory (Prokurist).



                                   Section IV
                             The Supervisory Board


                                   Article 8

1. The Supervisory Board consists of sixteen members, of which eight are elected by the general shareholders' meeting and eight by the employees in accordance with the Codetermination Law (Mitbestimmungsgesetz). They are appointed for a term which ends on the conclusion of the general shareholders' meeting which resolves on discharging the Supervisory Board for the fourth financial year following the appointment. The financial year in which the appointment commences is not counted.

2. The general shareholders' meeting can appoint substitutes for the Supervisory Board members which it has elected and who prematurely cease to continue as members of the Supervisory Board. Such substitutes will become members of the Supervisory Board as determined by the general shareholders' meeting. The term of office of such a substitute member expires on the conclusion of the next regular general shareholders' meeting which follows its becoming a member of the Supervisory Board. If such general shareholders' meeting does not hold an election for a substitute, the term of office of the substitute member will be extended until the end of the term of office of the original member of the Supervisory Board who prematurely ceased to be a member. The election of substitute members for the employee members of the Supervisory Board will be conducted in accordance with the requirements of the Codetermination Law. The term of office of such a substitute member terminates with the end of the term of office of the original member who prematurely ceased to be a member.

3. Elections of substitute members shall take place for the remainder of the term of office of the member who prematurely ceases to be a member of the Supervisory Board.

4. Members of the Supervisory Board can resign from office for any reason by submitting one month's written notice to the Executive Board.
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                                   Article 9

1. Following the general shareholders' meeting at which all of the members of the Supervisory Board are elected, a meeting of the Supervisory Board shall take place for which no special notice is required. At this meeting, the Supervisory Board will elect a Chairman and a deputy for the duration of its term of office in accordance with the provisions of the Codetermination Law. If the Chairman or the deputy prematurely cease to be members of the Supervisory Board a new election will be immediately arranged by the Supervisory Board.

2. Immediately following the election of the Chairman and his deputy the Supervisory Board will form the committee required by Article 27 Section 3 of the Codetermination Law, which may become involved in the appointment and removal of members of the Executive Board in accordance with Article 31
     Section 3 of the Codetermination Law. This committee consists of the Chairman, his deputy, one member elected by a majority of the members representing the shareholders and one elected by a majority of the members representing the employees.

                                   Article 10

In addition to the committee mentioned in Article 9 paragraph 2 of these Articles of Association the Supervisory Board may establish an executive committee and one or more further committees from among its members. To the extent permitted by law or these Articles of Association the Supervisory Board can delegate its obligations and rights to its Chairman, certain of its members or to committees established from among its members. If the Chairman is a member of a committee and there is a tie when a vote is taken, a second vote may be taken and if there is also a tie he will have two votes.


                                   Article 11

1. Meetings of the Supervisory Board shall be called by the Chairman, or if he is incapacitated, by his deputy, by giving two weeks notice. In cases of urgency or with the consent of all members of the Supervisory Board the period of notice can be shortened. Notice shall be given in writing, or in cases of urgency, by telex or by telephone. The notice shall specify the place and time of the meeting and the specific items on the agenda including the issues which are proposed for resolutions.

2. Following notice to all members, the Supervisory Board has a quorum when at least eight members participate, either in person or by written votes.

3. In the event that not all members are present to adopt a resolution, and no written votes have been presented by all non-present members, the resolution will be postponed on the motion of at least two members who are present. Following such a postponement the resolution will be considered at the next
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     regular meeting unless a special meeting is called. No further demand by a minority for postponement of consideration of the resolution is permissable.

4. If the Chairman of the Supervisory Board attends the meeting or if a member of the Supervisory Board in attendance possesses his written vote, paragraph 3 will not apply where equal numbers of shareholder representatives and employee representatives are present or participate through written votes in the adoption of the resolution or if any inequality in numbers is eliminated by the non-participation by any member in adopting the resolution.

5. The adoption of resolutions on the agenda which were not included on the notice of the meeting is only permissible if no member of the Supervisory Board objects to the adoption of the resolution.

6. Resolutions are adopted by a simple majority of the votes cast provided that a different majority is not required by law. The Chairman of the Supervisory Board determines the order of business and the method of voting. In the event of a tie a further vote on the same subject-matter may be taken and if there is still a tie the Chairman will have two votes.

7. Members who are absent can participate in the adoption of resolutions by the Supervisory Board and its committees by having written votes presented through another member. This applies also to the second vote of the Chairman.

8. Adoption of resolutions of the Supervisory Board or a committee is permissible without a meeting being held by written, telex or telephone voting, provided that no member objects to this procedure within a period to be determined by the Chairman. Paragraph 2 applies to the extent that at least eight members must participate in the adoption of the resolution.

                                   Article 12

The Supervisory Board or its committees are represented by the Chairman or, if he is incapacitated, by his deputy.

                                   Article 13

1. The Supervisory Board is entitled to agree on such amendments to the Articles of Association that relate only to its wording.

2. Except where otherwise provided for by law, in these Articles of Association or by specific resolution, the Executive Board requires the consent of the Supervisory Board to issue debts. Such debts do not include bank or trade credits.
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                                  Article 14

1. The Supervisory Board shall receive a remuneration of Euro 60,000 per annum. It will receive an additional remuneration of Euro 210,000 per annum for each Euro 0.05 of dividend that exceeds Euro 0.10. The distribution of this remuneration among its members will be decided by the Supervisory Board taking into account the activities of its members in the Chair and in the Supervisory Board committees.

2. The Company will reimburse each member of the Supervisory Board for any expenses incurred and any VAT which may arise on the amounts received.


                                   Section V
                       The General Shareholders' Meeting


                                  Article 15

1. A general shareholders' meeting will be called by either the Executive Board or the Supervisory Board.

2. The general shareholders' meeting must be called at least one month before the day shares are to be deposited; the day on which notice of the general shareholders' meeting is issued and the last day of the period for depositing shares are not taken into account.

                                  Article 16

1. In order to participate and vote at the general shareholders' meeting shareholders must deposit their shares with the Company, a German notary, a central depository bank or another place specified in the notice calling the general shareholders' meeting. The shares must remain deposited until the end of the general shareholders' meeting.

2. The shares must be deposited at least seven days before the general shareholders' meeting. This applies even if the seventh day before the general shareholders' meeting is a Saturday, Sunday or public holiday.

3. The deposit is also effective if shares are, with the consent of a recognized depository, held on its behalf by another financial institution until the end of the general shareholders' meeting. The recognized depository must grant its consent by the last day fixed for depositing.

4. In the case of deposit with a German notary or a central depository bank, the certificates issued by them must be submitted to the Company at the latest on the first business day following the expiry of the period fixed for depositing shares.
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5.   If shares or interim certificates have not yet been issued, participation in the general shareholders' meeting is dependent upon the production of a blocking certificate by the financial institution with which the shares or interim certificates are listed, and if they are not listed participation is dependent upon the timely registration of the shareholders. The provisions of paragraphs 1-4 apply to the blocking of shares and interim certificates and the production of the blocking certificates. The procedure for registration will be specified in the notice calling the general shareholders' meeting.

                                  Article 17

1. The Chairman of the Supervisory Board will chair the general shareholders' meeting. If he is unable to chair the meeting the shareholders` representatives of the Supervisory Board who are present will choose the Chairman.

2. The Chairman of the general shareholders' meeting can determine a different order of business than the one specified in the notice calling the meeting. As far as legally permissible, he decides on the manner, form and order of voting; he appoints the tellers, if required.

3. The Chairman of the general shareholders' meeting shall resolve any issues relating to the recognition of the authority of shareholders` proxies.

                                  Article 18

In the general shareholders' meeting one share affords one vote.

                                   Article 19

1. Resolutions of the general shareholders' meeting require a majority of the votes cast (simple majority), unless a greater majority or further requirements are requested by law or these Articles of Association. Resolutions for which the law requires a majority of the share capital represented at the general shareholders' meeting in addition to the majority of the votes cast can be adopted by a simple majority of the share capital represented unless the law requires a different majority.

2. Unless the Chairman determines otherwise the voting will be carried out so that only "no" votes and abstentions are counted. In this event shareholders who neither voted "no" nor abstained will be counted as having voted "yes".

3. If a simple majority is not achieved in the first ballot for elections, a run-off ballot will take place between those who received the two highest number of votes. Whoever receives the highest number of votes cast will be elected. In the event of a tie, a lot, drawn by the Chairman, will decide.
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                                   Section VI
                   Accounting and Application of Net Earnings

                                  Article 20

The financial year is the calendar year.

                                  Article 21

1. Within the first three months of the financial year the Executive Board shall prepare the accounts and the directors` report for the previous year and submit them to the auditors. Immediately following receipt of the auditors` report the Executive Board will submit to the Supervisory Board the accounts, the directors` report, the auditors` report and its recommendation for the use of the net profit.

2. The Supervisory Board shall review the accounts, the directors` report and the recommendation for the use of the net profit. Within one month of receipt of such documentation the Supervisory Board shall send its report to the Executive Board.

3. If the Supervisory Board approves the accounts such approval will be deemed to be final unless the Executive Board and the Supervisory Board decide that the accounts should be approved by the general shareholders' meeting.

4. The regular general shareholders' meeting at which the approved accounts are received and at which the resolution is passed on the use of the net profit shall take place within the first eight months of the financial year. The Executive Board will submit to the general shareholders' meeting the accounts, the directors` report, the report of the Supervisory Board and the recommendation for the use of the net profit.

     The documentation referred to in the second sentence of this paragraph 4 shall be available at the offices of the Company for inspection by shareholders from the date of the notice of the general shareholders' meeting. On request, each shareholder shall be without delay provided with a copy of the documentation.

                                  Article 22

1. The general shareholders' meeting shall determine the use of the net profit. In this regard it is bound by the approved accounts.

2. If the Executive Board and the Supervisory Board approve the accounts they can allocate a part of the annual surplus, but no more than half thereof, to unrestricted retained earnings. In the resolution on the use of
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     net earnings, the general shareholders' meeting can allocate further amounts to retained earnings or carry them forward as profit.

On the issuance of new shares the right to share in the profit may be determined deviating from Article 60 AktG (German Stock Corporation Act) provided that such exclusion is permitted by law.


                                REPRESENTATION

     The above represents a fair and accurate English translation of the original document in German.


                                   /s/ HORST KRUEGER
                                   ----------------------------------
                                   Name:  Horst Krueger
                                   Title: General Counsel, Schering
                                          Aktiengesellschaft